Exhibit 8.3

April 29, 2014

Piedmont Community Bank Holdings, Inc.

2600 Glenwood Avenue

Raleigh, NC 27612

Re: Piedmont/Yadkin Merger

Ladies and Gentlemen:

We have acted as counsel to Piedmont Community Bank Holdings, Inc., a Delaware corporation (“Piedmont”), in connection with the mergers, as described in the Agreement and Plan of Merger, dated as of January 27, 2014, as such agreement may be modified from time to time, (the “Merger Agreement”), by and among Yadkin Financial Corporation, a North Carolina corporation (“Yadkin”), VantageSouth Bancshares, Inc., a Delaware corporation (“VantageSouth”), and Piedmont. Pursuant to the Merger Agreement, among other things, Piedmont will merge with and into Yadkin with Yadkin as the surviving corporation (the “Merger”). The time at which the Merger becomes effective is hereafter referred to as the “Effective Time”. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered in connection with the registration statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus of Yadkin and VantageSouth and a copy of the Piedmont proxy as an appendix to the Joint Proxy Statement/Prospectus related to the Merger.

We have examined (i) the Merger Agreement, (ii) the Registration Statement and (iii) the representation letters of Piedmont and Yadkin delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

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Bryan Cave LLP
<April 29, 2014> Page 2

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Piedmont and Yadkin in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Piedmont and Yadkin or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, and (v) the Merger will be reported by Piedmont and Yadkin on their respective federal income tax returns in a manner consistent with the opinion set forth herein. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations issued thereunder, Internal Revenue Service pronouncements and judicial decisions, all as in effect on the date hereof. These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that for United States federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

This opinion has been prepared for Piedmont in connection with this Registration Statement. The use of this opinion is limited to Piedmont and its stockholders. It may not be relied upon in any manner or for any purpose by any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.3 to the Registration Statement and to the references to our firm name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Bryan Cave LLP
<April 29, 2014> Page 3

THIS OPINION IS A “LIMITED SCOPE OPINION” WITHIN THE MEANING OF 31 C.F.R. PART 10 (“CIRCULAR 230”) AND ADDRESSES ONLY THE TAX ISSUES RAISED HEREIN. ADDITIONAL TAX ISSUES MAY EXIST THAT MAY AFFECT THE FEDERAL TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN. THIS OPINION IS NOT INTENDED TO BE USED AND CANNOT BE USED BY ANY INDIVIDUAL, TRUST, BUSINESS ENTITY OR PERSON TO AVOID ANY PENALTY OR ADDITION TO TAX IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Very truly yours,

/s/ Bryan Cave LLP

BRYAN CAVE LLP